UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Astrotech Corporation
(Exact name of registrant as specified in its charter)

Washington	91-1273737
(State of Incorporation)	(IRS Employer Identification No.)

401 Congress Ave., Suite 1650, Austin, Texas	78701

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
Astrotech Corporation (the “Company”) has entered into an amendment to the Company’s existing Rights Agreement dated July 29, 2009 to extend the Expiration Date on which the Rights may be exercisable to August 10, 2011.
The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.
Item 2. Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of July 29, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on July 31, 2009).

4.2	Amendment One to Rights Agreement, dated as of July 29, 2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 29, 2010).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTROTECH CORPORATION.
Date: July 29, 2010	By:	/s/ Thomas B. Pickens, III
		Name:	Thomas B. Pickens, III
		Title:	Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Paper (P) or
Exhibit No.	Description	Electronic (E)
4.1
Rights Agreement, dated as of July 29, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on July 31, 2009).
E

4.2
Amendment One to Rights Agreement, dated as of July 29,2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 29, 2010).
E